        Exhibit 10.30

March 31, 2021

Bradley S. Norton
Southfield, MI

Dear Brad,

I am pleased to inform you of your promotion to Executive Vice President, Business Operations Excellence effective May 14, 2021.

The key terms of this change are described below.

Position: Your position will be Executive Vice President, Business Operations Excellence reporting to Kevin Baird, EVP & Chief Operating Officer. Your work location will be Southfield, Michigan.

1.Base Salary: Your base salary will remain unchanged at $721,000 per year ($60,083.33 per month) less appropriate taxes and withholding, paid in accordance with Tenneco’s normal payroll practices. Beginning in 2022 and each year thereafter, your base salary will be reviewed and, in turn, may be adjusted, subject to approval by the Compensation Committee of Tenneco Inc.’s Board of Directors.

2.Annual Incentive Compensation: Your target bonus opportunity under the AIP Plan will remain at 80% of your annual base salary (or $576,800). The payment of an annual incentive to you is subject to achievement of pre-defined performance goals for the Company, the approval by the Compensation Committee, as well as the terms of the AIP Plan (or successor plan).

3.Long-Term Incentive Compensation: You will continue to be eligible to participate in Tenneco’s long-term incentive plan in a manner consistent with other Tenneco executives at your level.

Each year the Compensation Committee will determine and approve the mix of long-term incentive (LTI) awards that will be granted to you and the aggregate target value of these awards. The final award size, performance conditions and other terms of this award will be approved by the Compensation Committee in February 2022 (for reference, this amount at your level is targeted at $1,100,000), at the same time the terms of these awards are established for other executives at the Company.

Additionally, contingent upon shareholder approval of the 2021 Long-Term Incentive Plan, in recognition of this new role, you will be provided with a one-time grant of cash-settled restricted share units (RSUs) on May 14, 2021 valued at $720,000. The number of shares will be based on the 10-day VWAP leading up to and including this grant date of May 14, 2021. This one-time grant will vest 50% on May 14, 2022 and 50% May 14, 2023 in accordance with the award agreement for that grant.

4.Benefits: All other benefits remain unchanged.

Bradley S. Norton
March 31, 2021

5.Change-In-Control (CIC) Protection: You will continue to be eligible to participate in Tenneco’s Change-In-Control Severance Benefit Plan for Key Executives (the “CIC Plan”) at the Executive Group II level. Benefits under the CIC Plan are payable if you are discharged (either actually or constructively) within two years after a change-in-control. The CIC Plan generally provides a lump-sum payment equal to two times base salary and targeted annual bonus in effect immediately prior to the change-in-control for Executive Group II level participants. Continuing participation in certain insurance plans and outplacement services are also provided. All benefits are subject to the terms of the CIC Plan.
6.Severance (not related to CIC): You will continue to be eligible to participate in the Tenneco Automotive Operating Company Inc. Severance Benefit Plan, as amended (the “Severance Plan”) as a member of Group 1. Benefits are payable under the Severance Plan if you are discharged by the company other than for Cause or if you terminate due to Constructive Termination (and, in any case, other than under circumstances which would entitle you to benefits under the CIC Plan). For Group 1 participants, the Severance Plan currently generally provides a one times annual base salary severance, payable in substantially equal installments in accordance with the normal payroll practices continuing during the severance period, and your targeted annual bonus for the year in which the termination occurs, subject to your execution of a general release and such other documents as the company may reasonably request. The Severance Plan also provides a medical coverage subsidy in certain cases and outplacement benefits. “Cause” and “Constructive Termination” have the meanings specified in the Severance Plan and all benefits under the Severance Plan are subject to the terms and conditions of the Severance Plan.
7.Stock Ownership Guidelines: You will continue to be subject to Tenneco’s stock ownership guideline policy, requiring that you hold qualifying shares of Tenneco equal to three (3) times base salary, to be attained by the first month of January following five years since you became first subject to this new level of ownership requirement.
8.Insider Trading Policy: You will be subject to Tenneco’s Insider Trading Policy, which, among other things, limits the timing and types of transactions you may make with respect to Tenneco securities and related derivatives.

9.Employment at Will: This offer does not constitute a contract of employment for any specific period of time but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause.

Brad, congratulations on your new role within Tenneco. We are excited for you to continue contributing and sharing in its future success. Please contact me if you have any questions or concerns.

Sincerely,

/s/ Kaled Awada

Kaled Awada
Senior Vice President and Chief Human Resources Officer
Tenneco Automotive Operating Company Inc., a Tenneco company